Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ramco-Gershenson Properties Trust
(Exact name of Registrant as specified in its charter)

Maryland	13-6908486
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

31500 Northwestern Highway, Suite 300 Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip code)

RAMCO-GERSHENSON PROPERTIES TRUST 2012 OMNIBUS LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Dennis E. Gershenson Chairman, President and Chief Executive Officer Ramco-Gershenson Properties Trust 31500 Northwestern Highway, Suite 300 Farmington Hills, Michigan 48334
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to: Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7454 (telephone) (313) 465-7455 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer  ☐    Accelerated Filer  ☒

Non-Accelerated Filer  ☐ (Do not check if a smaller reporting company)    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares of Beneficial Interest, par value $0.01 per share	2,000,000	$12.07	$21,140,000	$2,766.44

(1)
Represents shares of common stock issuable under the Ramco-Gershenson Properties Trust 2012 Omnibus-Long-Term Incentive Plan, approved by the registrant’s shareholders on June 6, 2012 (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high ($12.14) and low ($12.00) sales price for the Common Stock of the registrant on the listed as quoted on the New York Stock Exchange on June 26, 2012, a date within 5 business days prior to the date of filing of this registration statement.

EXPLANATORY NOTE

This Registration Statement relates to 2,000,000 Common Shares of Beneficial Interest, par value $0.01 per share, of Ramco-Gershenson Properties Trust which have been reserved for issuance under the Plan.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the Plan, as specified in Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.
.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents By Reference.

The following documents filed with the Commission by Ramco-Gershenson Properties Trust (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on March 8, 2012;

(b)              The Registrant’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012 filed with the Commission on May 4, 2012;

(c)              The Registrant’s Current Reports on Form 8-K and Form 8-KA filed with the Commission on January 13, 2012, February 15, 2012, February 29, 2012, April 25, 2012, May 4, 2012, May 18, 2012, May 23, 2012, and June 12, 2012, respectively;

(d)              All other reports the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011;

 (e)              The description of the Registrant’s Common Shares contained in Item 1 of the Registrant’s registration statement on Form 8-A filed with the Commission on November 1, 1988, including any amendment or report filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Trustees and Officers.

The declaration of trust of the Registrant, as amended, restated, and supplemented (the “Declaration of Trust”), permits the Registrant, and the Registrant’s Bylaws, as amended and restated (the “Bylaws”), require the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify any trustee or officer (a) against reasonable expenses incurred by him in the successful defense (on the merits or otherwise) of any proceeding to which he is made a party by reason of such status or (b) against any claim or liability to which he may become subject by reason of such status unless it is established that (i) the act or omission that was material to the matter giving rise to the procedure was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. The Registrant is also required by the Bylaws to pay or reimburse, in advance of a final disposition and without requiring a preliminary determination of the ultimate entitlement to indemnification, reasonable expenses of a trustee or officer made a party to a proceeding by reason of his status as such, provided, however, that in accordance with Maryland law, the Registrant has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard for indemnification under such Bylaws and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met. The Registrant may, with the approval of the Board of Trustees (the “Board”) or any duly authorized committee, provide such indemnification and advance for expenses to any of the Registrant’s employees or agents or to any person who served a predecessor entity.

Maryland law also permits the declaration of trust of a real estate investment trust to include a provision limiting the liability of trustees and officers to the trust and shareholders for money damages, except to the extent that it is provided that the trustee or officer actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding that the trustee or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Declaration of Trust contains a provision providing for elimination of the liability of the Registrant’s trustees and officers to the Registrant or the Registrant’s shareholders for money damages to the maximum extent permitted by Maryland law in effect from time to time.

The Registrant has purchased a policy of Directors’ and Officers’ insurance that insures both the Registrant and its officers and trustees against expenses and liabilities of the type normally insured against under such policies, including the expenses of indemnification described above.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

Exhibit No.	Description

4.1	Articles of Restatement of Declaration of Trust of the Company, effective June 8, 2010, incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated June 8, 2010

4.2
Rights Agreement, dated as of March 25, 2009 between Ramco-Gershenson Properties Trust and American Stock Transfer & Trust Company, LLC which includes as Exhibits thereto of the Articles Supplementary, Form of Rights Certificate and the Summary of Terms attached thereto as Exhibit A, B and C, respectively, incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K dated March 31, 2009

4.3
Amendment to Rights Agreement, dated September 8, 2009, between the Company and American Stock Transfer & Trust Company, LLC, incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K dated September 9, 2009

4.4	Amended and Restated Bylaws of the Company, effective February 23, 2012, incorporated by reference to Exhibit 3.6 to the Company’s Annual Report 10-K dated March 3, 2012

5.1*	Opinion of Ballard Spahr LLP

10.1
Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2012

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Ballard Spahr LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)

* Filed herewith

Item 9.  Undertakings.

The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on June 29, 2012.

RAMCO-GERSHENSON PROPERTIES TRUST

By: /s/ DENNIS E. GERSHENSON
Dennis E. Gershenson
Its: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and trustees of RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Registrant”), hereby constitutes and appoints Dennis E. Gershenson and Gregory R. Andrews, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him or her in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign and execute and file the proposed registration statement on Form S-8 to be filed by the Registrant under the Securities Act, which registration statement relates to the registration and issuance of the Registrant’s Common Shares, par value $0.01 a share, pursuant to the Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, and any of the documents relating to such registration statement, any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DENNIS E. GERSHENSON	President, Chief Executive Officer	June 29, 2012
Dennis E. Gershenson	and Trustee

/s/ GREGORY R. ANDREWS	Chief Financial Officer	June 29, 2012
Gregory R. Andrews

/s/ STEPHEN R. BLANK	Trustee	June 29, 2012
Stephen R. Blank

/s/ ARTHUR R. GOLDBERG	Chairman of the Board	June 29, 2012
Arthur R. Goldberg

/s/ ROBERT A MEISTER	Trustee	June 29, 2012
Robert A. Meister

/s/ DAVID J. NETTINA	Trustee	June 29, 2012
David J. Nettina

/s/ MATTHEW L. OSTROWER	Trustee	June 29, 2012
Matthew L. Ostrower

/s/ JOEL M. PASHCOW	Trustee	June 29, 2012
Joel M. Pashcow

/s/ MARK K. ROSENFELD	Trustee	June 29, 2012
Mark K. Rosenfeld

/s/ MICHAEL S. WARD	Trustee	June 29, 2012
Michael S. Ward

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Restatement of Declaration of Trust of the Company, effective June 8, 2010, incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated June 8, 2010

4.2
Rights Agreement, dated as of March 25, 2009 between Ramco-Gershenson Properties Trust and American Stock Transfer & Trust Company, LLC which includes as Exhibits thereto of the Articles Supplementary, Form of Rights Certificate and the Summary of Terms attached thereto as Exhibit A, B and C, respectively, incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K dated March 31, 2009

4.3
Amendment to Rights Agreement, dated September 8, 2009, between the Company and American Stock Transfer & Trust Company, LLC, incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K dated September 9, 2009

4.4	Amended and Restated Bylaws of the Company, effective February 23, 2012, incorporated by reference to Exhibit 3.6 to the Company’s Annual Report 10-K dated March 3, 2012

5.1*	Opinion of Ballard Spahr LLP

10.1
Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2012

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Ballard Spahr LLP (contained in its opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney (included after the signature of the Registrant contained on Signature Page 1 of this Registration Statement)

* Filed herewith